EXHIBIT 10.2

COMPUTER SCIENCES CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN No. 2

AND SUMMARY PLAN DESCRIPTION

Effective as of December 3, 2007

ARTICLE I

 Purpose

The purpose of this Computer Sciences Corporation Supplemental Executive Retirement Plan No. 2 (“SERP No. 2”) is to provide retirement benefits to designated officers and key executives of Computer Sciences Corporation (the “Company”).  This document is also intended to constitute the Summary Plan Description for this SERP No. 2.

It is intended that this SERP No. 2 be a plan “for a select group of management or highly compensated employees” as set forth in Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is not intended to comply with the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”).  This SERP No. 2 is intended to reflect the provisions of Section 409A of the Code, and shall be interpreted accordingly.

Subject to Article X hereof, benefits under this SERP No. 2 shall be payable solely from the general assets of the Company and no Participant or other person shall be entitled to look to any source for payment of such benefits other than the general assets of the Company.

ARTICLE II

Effective Date

    This SERP No. 2 was effective as of October 28, 2007, and is hereby amended and restated effective as of December 3, 2007.  This SERP No. 2 is a successor plan to the Computer Sciences Corporation Supplemental Executive Retirement Plan (“SERP No. 1”), except with respect to the Part A Excess Benefit and Part B Excess Benefit provided for under SERP No. 1.  Participants in this SERP No. 2 shall not be entitled to any benefits under SERP No. 1.

ARTICLE III

Participants

No person shall be a Participant in this SERP No. 2 unless (a) such individual is specifically designated as such by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and (b) such individual has consented to be governed by the terms of this SERP No. 2 by execution of a written instrument in form satisfactory to the Committee.

ARTICLE IV

SERP No. 2 Benefits

(a)  A Participant who has a “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) for any reason from the Company (“Separation from Service”) on or after attaining age sixty-two (62) with at least twelve (12) years of Continuous Service shall receive a monthly amount (the “SERP No. 2 Benefit”) equal to (i) one-twelfth (1/12) of fifty percent (50%) of the Participant’s Final Average Pay (as defined below), minus (ii) the Participant’s Other Company-Provided Defined Benefit Offset (as defined below).

(b)  A Participant’s “Other Company-Provided Defined Benefit Offset” is equal to the amount that the Participant is entitled to receive on a periodic basis, for life (calculated on a monthly basis, regardless of the actual form of payment of the benefit), from governmental or private pension or defined benefit pension plans or similar vehicles, whether or not maintained within the United States (collectively, the “Defined Benefit Plans”), but only to the extent attributable to contributions or funding by the Company or any of its affiliates.

(c)  The “Defined Benefit Plans” shall include, without limitation, the U.S. Social Security System, the Computer Sciences Corporation Pension Plan (the “Pension Plan”), the Computer Sciences Corporation Excess Plan (the “Excess Plan”) and any similar governmental or private pension plan or program maintained outside of the United States.  If a Participant participates or has participated in the U.S. Social Security System, the Pension Plan and the Excess Plan, but no other Defined Benefit Plans, then the Participant’s Other Company-Provided Defined Benefit Offset would be equal to the sum of (1) the Social Security Offset (as defined below), plus (2) the monthly amount that the Participant is entitled to receive as a single life annuity under the Pension Plan, determined as of the date the Participant is first eligible to commence benefits under the Pension Plan, plus (3) any monthly benefit that the Participant is entitled to receive as a single life annuity under Appendix M or Appendix N of the Pension Plan, determined as of the date the Participant is first eligible to commence benefits under the Pension Plan, plus (4) the monthly amount the Participant is entitled to receive under the Excess Plan, determined as of the date the Participant is first eligible to commence benefits under the Pension Plan.

(d)  Payment of the SERP No. 2 Benefit shall commence on the first day of the calendar month that is on or immediately after a Participant’s Separation from Service date, subject to Article XXII hereof.  The SERP No. 2 Benefit shall be paid monthly in the form of a life annuity.

(e)  A Participant who has a Separation from Service prior to attaining age sixty-two (62) shall only receive the SERP No. 2 Benefit if he or she is entitled to an early retirement benefit pursuant to Article V, a pre-retirement death benefit pursuant to Article VII or a disability benefit pursuant to Article VIII.  The SERP No. 2 Benefit will be proportionately reduced pursuant to paragraph (g) below if the Participant has a Separation from Service prior to attaining age sixty-two (62) and/or with fewer than twelve (12) years of Continuous Service.

(f)  For purposes of this SERP No. 2, the “Social Security Offset” is an amount equal to 50% of the primary monthly social security benefit paid or payable to the Participant at the time benefits commence under this SERP No. 2, whether or not the Participant is denied social security benefits because of other income or voluntarily forgoes social security income.  However, where a Participant commences to receive benefits under this SERP No. 2 prior to attaining the minimum age (the “Minimum Social Security Age”) at which he will be entitled to commence receiving social security benefits (currently age sixty-two (62)), the Social Security Offset will equal 50% of the amount of social security benefits it is estimated the Participant would be entitled to receive monthly upon attainment of the Minimum Social Security Age.  This estimated social security benefit will be calculated based on the Participant’s compensation through his Separation from Service date as though he were the Minimum Social Security Age on such date, and in accordance with social security rules in effect at the time of his Separation from Service.

(g)  The term “Final Average Pay” means the sum of (i) the average annual base salary earned by a Participant during the Highest 3 Fiscal Years (as defined below), plus (ii) the lesser of (1) the average annual bonus (not including any long-term incentive or other type of special compensation) earned by a Participant during the Highest 3 Fiscal Years or (2) the Bonus Cap (as defined below) multiplied by the average annual base salary rate in effect on the last day of each of the Highest 3 Fiscal Years.  The term “Highest 3 Fiscal Years” means the three (3) fiscal years during the Last 5 Fiscal Years in which a Participant’s Compensation (as defined below) was the highest (as compared to the other of the Last 5 Fiscal Years).  The term “Compensation” means the base salary and annual bonus earned by a Participant exclusive of overtime, long-term incentive or any other type of special compensation.  The term “Last 5 Fiscal Years” means the last five (5) fiscal years of the Company which end on or prior to the date of a Participant’s Separation from Service and for which the Participant's annual bonus is determined on or prior to such Separation from Service date.  The “Bonus Cap” shall  initially be equal to 100%, subject to increase (but not decrease) by resolution of the Committee.

(h)  Unless otherwise determined in writing with respect to a Participant by the Committee, the term “Continuous Service” means the period of service without interruption of a person commencing as of the date of hire of such person by the Company and ending on the date of Separation from Service.

(i)  If a Participant has a Separation from Service prior to attaining age sixty-two (62) or with fewer than twelve (12) years of Continuous Service, then the Participant’s SERP No. 2 Benefit (i) shall be proportionately reduced by five percent (5%) for each year under age sixty-two (62), unless the Participant’s age plus years of Continuous Service equals or exceeds 85, in which case the SERP No. 2 Benefit shall be proportionately reduced by two and one half percent (2.5%) for each year under age sixty-two (62), and (ii)  shall be further reduced by 1/12 for each year under twelve (12) years of Continuous Service, pro-rated, in each case, on a completed-months basis.

By way of example, assume that a Participant has a Separation from Service at age sixty-one (61) and four (4) completed months, with ten (10) years and one (1) completed month of Continuous Service.  Assume further that the Participant has Final Average Pay of $800,000 and Other Company-Provided Defined Benefit Offset of $12,000 per month.  The monthly benefit determined under this Article IV would be equal to $21,333 (one-twelfth (1/12) of fifty percent (50%) of $800,000, or $33,333, minus $12,000), reduced by 3.33% (1/12 of 5% for each of the eight months under age sixty-two (62)) to $20,623, and further reduced by 15.97% (1/12 of 1/12 for each of the twenty-three (23) months under twelve (12) years of Continuous Service) to $17,330.

(j)  Unless expressly determined to the contrary in writing by the Committee, no period of service completed by a person after attainment of age sixty five (65) and no adjustment to any person’s Compensation which occurs after attainment of age sixty five (65) shall be taken into account in computing benefits hereunder.

ARTICLE V

Early Retirement Benefits

A Participant whose Separation from Service occurs prior to attaining age sixty-two (62), but on or after attaining age fifty-five (55), and who, at the time of such Separation from Service, has at least 10 years of Continuous Service will be entitled to an early retirement benefit under this SERP No. 2, payable monthly as calculated in accordance with the provisions of Article IV.

ARTICLE VI

Form of Benefit Payments

Except as provided in Articles VIl and XI, benefits payable based on the calculations in Article IV shall be paid monthly for the life-time of the Participant.  Except as provided in Articles VIl and XI, if the Participant is married at the time payment of the SERP No. 2 Benefit commences, then, upon the death of the Participant, the individual who was the Participant’s spouse at the time payment of the SERP No. 2 Benefit commenced shall be paid, for the lifetime of such spouse, a SERP No. 2 Benefit equal to fifty percent (50%) of the Participant’s SERP No. 2 Benefit.

ARTICLE VII

Pre-Retirement Death Benefits

In the event of the death of a Participant while employed by the Company, the Participant’s designated beneficiary or spouse at the time of death, as applicable, shall be entitled to the greater of (as determined by the Administrator on an actuarial equivalence basis at the time of the Participant’s death):

(a)  a lump sum death benefit in an amount equal to two (2) times the Participant’s annual base salary rate as in effect at the time of the Participant’s death, payable within thirty (30) days of the Participant’s death to the Participant’s designated beneficiary or, if no such beneficiary is then living or no such beneficiary can be located, to the Participant’s estate’; or

(b)  the Participant’s spouse shall receive the spousal benefit described in Article VI above, calculated as of the date of Participant’s death.

In the event a Participant is not married at the time of Participant’s death, a lump sum pre-retirement death benefit shall be payable in accordance with paragraph (a) above.

ARTICLE VIII

Disability Benefits

A disability benefit is payable under this SERP No. 2, as follows:

(a)  If a Participant has a Separation from Service by reason of Permanent Disability (as hereinafter defined) prior to attaining age sixty-two (62), then the Participant shall, subject to Article XXII, commence to receive a benefit under Article IV, as calculated thereunder as of the Separation from Service date.

(b)  “Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, unless a different definition applies for a Participant in an employment agreement approved by the Committee, in which case that different definition shall also apply to this SERP No. 2.  The Participant shall not be deemed to have a Permanent Disability until proof of the existence thereof shall have been furnished to the Board of Directors of the Company in such form and manner, and at such times, as the Board of Directors may require.  Any determination by the Board of Directors of the Company that the Participant does or does not have a Permanent Disability shall be final and binding upon the Company and the Participant.

ARTICLE IX

Right to Amend, Modify, Suspend or Terminate Plan

By action of the Company’s Board of Directors, the Company may amend, modify, suspend or terminate this SERP No. 2 without further liability to any employee or former employee or any other person.  Notwithstanding the preceding sentence, this SERP No. 2 may not be amended, modified, suspended or terminated as to a Participant with respect to benefits already accrued without the express written consent of such Participant.  Notwithstanding anything herein to the contrary, termination of this SERP No. 2 shall not be a distribution event for any benefits provided hereunder unless permitted under Section 409A of the Code without the imposition of any additional taxes or penalties under Section 409A of the Code.

Following a Change in Control (as defined in below), this SERP No. 2 may not be amended, modified, suspended or terminated as to any Participant who was a Participant prior to such Change in Control, without the express written consent of such Participant.

ARTICLE X

Change in Control

The term “Change in Control” means the consummation of a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Code.

In the event a Participant who was a Participant as of the date of a Change in Control either (a) has an involuntary Separation from Service for any reason (which, for purposes of this Article X, shall include a voluntary Separation from Service for Good Reason, as hereinafter defined) within thirty-six full calendar months following such Change in Control, or (b) has a voluntary Separation from Service for any reason other than Good Reason (including the death of the Participant) more than twelve (12) full calendar months after, but within thirty-six (36) full calendar months following, such Change in Control, such Participant’s SERP No. 2 Benefit under Article IV shall be calculated as if, on the date of such Separation from Service, the Participant (i) had completed a number of years of Continuous Service equal to the greater of twelve (12) or the actual number of years of his or her Continuous Service, and (ii) had attained an age equal to the greater of sixty-two (62) or his or her actual age.

For purposes of this SERP No. 2, a Participant’s voluntary Separation from Service shall be deemed to be for “Good Reason” if it occurs within six months of any of the following without the Participant’s express written consent:

(i)  a substantial change in the nature, or diminution in the status, of the Participant’s duties or position from those in effect immediately prior to the Change in Control;

(ii)  a reduction by the Company in the Participant’s annual base salary as in effect on the date of a Change in Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change in Control;

(iii)  a reduction by the Company in the overall value of benefits provided to the Participant, as in effect on the date of a Change in Control or as in effect thereafter if such benefits have been increased and such increase was approved prior to the Change in Control (as used herein, “benefits” shall include all profit sharing, retirement, pension, health, medical, dental, disability, insurance, automobile, and similar benefits);

(iv)  a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change in Control, or a reduction in the Participant’s participation in any such plan, unless the Participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

(v)  a failure to provide the Participant the same number of paid vacation days per year available to him prior to the Change in Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the Participant immediately prior to the Change in Control;

(vi)  relocation of the Participant’s principal place of employment to any place more than 35 miles from the Participant’s previous principal place of employment;

(vii)  any material breach by the Company of any stock option or restricted stock agreement; or

(viii)  conduct by the Company, against the Participant’s volition, that would cause the Participant to commit fraudulent acts or would expose the Participant to criminal liability;

provided that for purposes of clauses (b) through (e) above, “Good Reason” shall not exist (A) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change in Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change in Control, or (B) if the reduction in aggregate value is due to reduced performance by the Company, the business unit of the Company for which the Participant is responsible, or the Participant, in each case applying standards reasonably equivalent to those utilized by the Company prior to the Change in Control.

Not later than the occurrence of a Change in Control, the Company shall cause to be transferred to a grantor trust described in Section 671 of the Code, assets equal in value to all accrued obligations under this SERP No. 2 as of one day following a Change in Control, in respect of both active employees of the Company and retirees as of that date.  Such trust by its terms shall, among other things, be irrevocable.  The value of liabilities and assets transferred to the trust shall be determined by one or more nationally recognized firms qualified to provide actuarial services as described in Section 4 of the Computer Sciences Corporation Severance Plan for Senior Management and Key Employees.  The establishment and funding of such trust shall not affect the obligation of the Company to provide supplemental pension payments under the terms of this SERP No. 2 to the extent such benefits are not paid from the trust.  Notwithstanding anything herein or in any trust agreement to the contrary, in no event shall (i) assets of the Company or any affiliate be set aside or reserved (directly or indirectly) in a trust or transferred to such a trust for purposes of paying deferred amounts and earnings thereon for an “applicable covered employee” (as defined in Section 409A(b)(3)(D)(i) of the Code) under this SERP No. 2 during any “restricted period” (as defined in Section 409A(b)(3)(B) of the Code), or (ii) any assets of the Company, any affiliate or any trust described in this paragraph become restricted to the provision of benefits under this SERP No. 2 in connection with a “restricted period” (as defined in Section 409A(b)(3)(B) of the Code); in each case, unless otherwise permitted under Section 409A(b)(3) of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code.

ARTICLE XI

Lump-Sum Acceleration

(a)  Within 30 days after an individual first becomes a Participant (or no later than December 31, 2007 for individuals who became Participants on or prior to that date), each Participant shall have the opportunity to irrevocably elect to receive a lump sum payment, in an amount determined under this Article XI under the circumstances described herein.  In the event that a Change in Control occurs and the Participant has a Separation from Service for any reason prior to the Change in Control, or has a Separation from Service for any reason prior to the third anniversary of such Change in Control, then the lump sum payment pursuant to this Article XI shall become payable within thirty (30) days after the latest of (i) January 2, 2008, (ii) the date of such Change in Control or (iii) the date of the Participant’s Separation from Service (the “Commencement Date”), in each case, subject to Article XXII hereof.

(b)  The lump sum payment shall equal the lump sum value of the Participant’s and/or the Participant’s surviving spouse’s, as applicable, remaining SERP No. 2 Benefit as of the Commencement Date (the “Remaining Benefit”).  The Remaining Benefit with respect to the spousal benefit that otherwise would have become payable under Article VI upon the death of the Participant in the event that the Commencement Date occurs during the lifetime of the Participant, shall be the actuarial equivalent at the Commencement Date of the spousal benefit that otherwise would have become payable under Article VI as determined under the basis required under Section 417(e) of the Code at the Commencement Date for determining lump sums under qualified plans.

(c)  The lump sum value of the Remaining Benefit shall be computed by using the present value basis as is required under Section 417(e) of the Code at the Commencement Date for determining lump sums under qualified plans.

ARTICLE XII

No Assignment

Benefits under this SERP No. 2 may not be assigned or alienated and shall not be subject to the claims of any creditor.

ARTICLE XIII

Administration

This SERP No. 2 shall be administered by the Committee or by such other person or persons to whom the Committee may delegate functions hereunder (the “Administrator”).  With respect to all matters pertaining to this SERP No. 2, the determination of the Administrator shall be conclusive and binding.

ARTICLE XIV

Release

In connection with any benefit or benefit payment under this SERP No. 2, or the designation of any beneficiary or any election or other action taken or to be taken under this SERP No. 2 by any Participant or any other person, the Company may require such consents or releases as are reasonable under the circumstances, and further may require any such designation, election or other action to be in writing and in form reasonably satisfactory to the Company.

ARTICLE XV

No Waiver

The failure of the Company, the Committee or any other person acting on behalf thereof to demand a Participant or other person claiming rights with respect to a Participant to perform any act which such person is or may be required to perform hereunder shall not constitute a waiver of such requirement or a waiver of the right to require such act.  The exercise of or failure to exercise any discretion reserved to the Company, the Committee or its delegate, to grant or deny any benefit to any Participant or other person under this SERP No. 2 shall in no way require the Company, the Committee or its delegate to similarly exercise or fail to exercise such discretion with respect to any other Participant.

ARTICLE XVI

No Contract

This SERP No. 2 is strictly a voluntary undertaking on the part of the Company and, except with respect to the obligations of the Company upon and following a Change in Control, which shall be absolute and unconditional, shall not be deemed to constitute a contract or part of a contract between the Company (or an affiliate) and any employee or other person, nor shall it be deemed to give any employee the right to be retained for any specified period of time in the employ of the Company (or an affiliate) or to interfere with the right of the Company (or an affiliate) to discharge or retire any employee at any time, nor shall this SERP No. 2 interfere with the right of the Company (or an affiliate) to establish the terms and conditions of employment of any employee.

ARTICLE XVII

Indemnification

The Company shall defend, indemnify and hold harmless the officers and directors of the Company acting in their capacity as such (and not as Participants herein) from any and all claims, expenses and liabilities arising out of their actions or failure to act hereunder, excluding fraud or willful misconduct.

ARTICLE XVIII

Claim Review Procedure

Benefits will be provided to each Participant or beneficiary as specified in this SERP No. 2.

(a)           If such person (a “Claimant”) believes that the Claimant has not been provided with benefits due under this SERP No. 2, then the Claimant has the right to make a written claim for benefits under the Plan.  If such a written claim is made, and the Administrator wholly or partially denies the claim, the Administrator shall provide the Claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the Claimant:

(i)	the specific reason or reasons for such denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the Plan’s claims review procedure and time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

(b)           The written notice of any claim denial pursuant to paragraph (a) of this Article XVII shall be given not later than thirty (30) days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim, in which event:

(i)	written notice of the extension shall be given by the Administrator to the Claimant prior to thirty (30) days after receipt of the claim;

(ii)	the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day period for giving notice of a claim denial; and

(iii)	the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Administrator expects to render the benefit determination.

(c)           The decision of the Administrator shall be final unless the Claimant, within sixty (60) days after receipt of notice of the claims denial from the Administrator, submits a written request to the Board of Directors of the Company, or its delegate, for an appeal of the denial.  During that sixty (60) day period, the Claimant shall be provided, upon request and free of charge, reasonable access to , and copies of, all documents, records and other information relevant to the claim for benefits.  The Claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the Claimant’s appeal.  The Claimant may act in these matters individually, or through his or her authorized representative.

(d)           After receiving the written appeal, if the Board of Directors of the Company, or its delegate, shall issue a written decision notifying the Claimant of its decision on review, not later than thirty (30) days after receipt of the written appeal, unless the Board of Directors of the Company or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:

(i)	written notice of the extension shall be given by the Board of Directors of the Company or its delegate prior to thirty (30) days after receipt of the written appeal;

(ii)	the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day review period;

(iii)
the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Board of Directors of the Company or its delegate expects to render the appeal decision.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Board of Directors of the Company or its delegate, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of the appeal.  If the period of time for reviewing the appeal is extended as permitted above, due to a claimant’s failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(e)           In conducting the review on appeal, the Board of Directors of the Company or its delegate shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  If the Board of Directors of the Company or its delegate upholds the denial, the written notice of decision from the Board of Directors of the Company or its delegate shall set forth, in a manner calculated to be understood by the Claimant:

(i)	the specific reason or reasons for the denial

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)
a statement that the Claimant is entitled to be receive, upon request and free of charge, reasonable access to , and copies of, all documents, records and other information relevant to the claim for benefits.

(iv)	A statement of the Claimant’s right to bring a civil action under ERISA 502(a).

(f)           If the Plan or any of its representatives fail to follow any of the above claims procedures, the Claimant shall be deemed to have duly exhausted the administrative remedies available under the plan and shall be entitled to pursue any available remedies under ERISA Section 502(a), including but not limited to the filing of an action for immediate declaratory relief regarding benefits due under the Plan.

ARTICLE XIX

Termination of Benefits and Participation

Prior, but only prior to a Change in Control, the benefits payable to any Participant under this SERP No. 2, and the participation of such Participant in this SERP No. 2, may be terminated if in the judgment of the Board of Directors of the Company, upon the advice of counsel, such Participant, directly or indirectly:

(a)  breaches any obligation to the Company under any agreement relating to assignment of inventions, disclosure of information or data, or similar matters; or

(b)  competes with the Company, or renders competitive services (as a director, officer, employee, consultant or otherwise) to, or owns more than a 5% interest in, any person or entity that competes with the Company; or

(c)  solicits, diverts or takes away any person who is an employee of the Company or advises or induces any employee to terminate his or her employment with the Company; or

(d)  solicits, diverts or takes away any person or entity that is a customer of the Company, or advises or induces any customer or potential customer not to do business with the Company; or

(e)  discloses to any person or entity other than the Company, or makes any use of, any information relating to the technology, know-how, products, business or data of the Company or its subsidiaries, suppliers, licensors or customers, including but not limited to the names, addresses and special requirements of the customers of the Company.

ARTICLE XX

Hardship Withdrawal

(i)  This Article XX is applicable only to Participants who have commenced receiving retirement benefits under this SERP No. 2.

(ii)  “Hardship” of a Participant shall mean an unforeseeable emergency which constitutes a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse, or the Participant’s or beneficiary’s dependent (as defined in section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary.

(iii)  Whether a Participant has incurred a Hardship shall be determined by the person designated to administer this SERP No. 2 on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards, uniformly interpreted and consistently applied.

(iv)  A Participant may make a withdrawal pursuant to this Article XX, in the form of a lump sum, on account of the Participant's Hardship, only to the extent that the Hardship is not otherwise relievable:

(1)  through reimbursement or compensation by insurance or otherwise, or

(2)  by liquidation of the Participant’s assets (to the extent that such liquidation does not itself cause a Hardship).

(v)  The amount of the lump sum hardship withdrawal shall not exceed (i) the current lump sum value of the remaining benefits otherwise due, as determined immediately prior to the hardship distribution, and as determined by using the methodology described in paragraphs (b) and (c) of Article XI or (ii) the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

(vi)  If a hardship lump sum distribution is made to a Participant, the amount of future benefits under this SERP No. 2 shall be reduced, as follows:

(1)  First, the current lump sum value of the benefits otherwise due shall be determined immediately prior to the hardship distribution by using the methodology described in paragraphs (b) and (c) of Article XI.

(2)  Second, the amount of the lump sum hardship distribution to be made shall be subtracted from the amount so determined.  The resulting net amount is called the “Resulting Net Value.”

(3)  Third, all future benefit payments shall be adjusted downward, to an amount that has a lump sum present value equal to the Resulting Net Value.  Such lump sum present value shall be calculated using the methodology described in paragraphs (b) and (c) of Article XI.

(vii)  The provisions of this Article XX shall be equally applicable to Participant’s surviving spouse.

ARTICLE XXI

Certain Further Payments By the Company

(i)  In the event that any amount or benefit payable to the Participant pursuant to this SERP No. 2 (collectively, the “Taxable Benefits”) is subject to the tax imposed under Section 3121 of the Code (the “FICA Tax”), or any similar tax that may hereafter be imposed, the Company shall pay to the Participant at the time specified in paragraph (c) below, the Tax Reimbursement Payment (as hereinafter defined).  The “Tax Reimbursement Payment” is defined as an amount, which when reduced by any FICA Tax paid by the Participant on the Taxable Benefits (but without reduction for any Federal, state or local income taxes on such Taxable Benefits), shall be equal to the amount of any Federal, state or local income taxes payable because of the inclusion of the Tax Reimbursement Payment in the Participant’s adjusted gross income, by applying the highest applicable marginal rate of Federal, state and local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

(ii)  For purposes of determining the amount of the Tax Reimbursement Payment, the Participant shall be deemed:

(1)  to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and

(2)  to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Participant’s adjusted gross income.)

(iii)  The Tax Reimbursement Payment attributable to a Taxable Benefit shall be paid to the Participant not more than thirty (30) days following the incurrence of the FICA Tax.  If the amount of such Tax Reimbursement Payment cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Participant an amount estimated in good faith by the Company to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment as soon as the amount thereof can be determined.

(iv)  Notwithstanding anything in this Article XXI to the contrary, in no event shall the Tax Reimbursement Payment exceed the actual amount of the FICA Tax.

ARTICLE XXII

Certain Section 409A Matters

Notwithstanding anything herein to the contrary: no distributions to a “specified employee” (as such term is defined under Section 409A of the Code) under this SERP No. 2 that are to be made as a result of the specified employee’s “separation from service” (as such term is defined under Section 409A of the Code) for any reason other than the specified employee’s death or “disability” (as such term is defined under Section 409A of the Code) shall be made or commence prior to the earlier of the date that is six months after the date of separation from service or, if earlier, the Participant’s death; provided that any distributions that otherwise would have been payable during such six-month (or shorter) period, plus interest accrued thereon at a rate equal to the 120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S. Corporate, A Rated, 15+ Years Index” as of December 31 of the year preceding the year in which payments would otherwise be made or commence, shall be distributed in lump sum on the first day following the expiration of such six-month (or shorter) period.

The “identification date” (as defined under Section 409A of the Code) for purposes of identifying specified employees shall be September 30 of each calendar year.  Individuals identified on any identification date shall be treated as specified employees for the 12-month period beginning on January 1 of the calendar year following the year of the identification date.  In determining whether an individual is a specified employee as of an identification date, all individuals who are nonresident aliens during the entire 12-month period ending on such identification date shall be excluded for purposes of determining which individuals will be specified employees.